Summary Translation	Exhibit 4.67

Maximum Pledge Contract

Contract No.:2013JIYINZUIBAOZIDI13121744

Pledgor : LI YONG HUI

Pledgee : CITIC Shijiazhuang Branch

Signing Date : September 2, 2013

Pledge Definition : To ensure multiple loans Party B (Pledgee) has lent to Hebei Xuhua Trading Co., Ltd, Party A (Pledgor) is willing to provide the Maximum Pledge Guarantee hereunder for Party B.

Maximum Amount: RMB120, 000,000

Pledge Term : From September 2, 2013 to February 16, 2015